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                                                                       EXHIBIT 5

                                            August 3, 1995

Securities and Exchange Commission
Washington, D.C. 20549

Re: Merger of AutoFinance Group, Inc. with and into Key Auto Inc., a wholly owned subsidiary of KeyCorp

Ladies and Gentlemen:

     I am Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp. I have acted as counsel to KeyCorp in connection with the merger of AutoFinance Group, Inc. ("AFG") with and into Key Auto Inc., a wholly owned subsidiary of KeyCorp (the "Merger"), pursuant to an Agreement of Merger by and among KeyCorp, Key Auto Inc. (formerly known as KeyCorp Finance Inc.) and AFG, dated as of March 20, 1995 (as supplemented, the "Merger Agreement"). This opinion is furnished to you in connection with a Registration Statement on Form S-4 of KeyCorp (the "Registration Statement") with respect to a maximum of 11,901,016 common shares of KeyCorp, par value $1.00 per share (the "Common Shares"), to be issued in connection with the Merger.

     In connection with this opinion, I have made such investigation of law and fact as I have deemed necessary and appropriate for the purpose of this opinion and have examined the Merger Agreement (and exhibits thereto), the Registration Statement (and exhibits thereto) as filed with the Securities and Exchange Commission, as well as KeyCorp's Amended and Restated Articles of Incorporation and Regulations, and relevant corporate records. In addition, I have made such investigations and reviewed such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In making such examinations, I have assumed the authenticity of all original documents and records, the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and the capacity to sign and genuiness of all signatures.

     Based upon the foregoing and legal matters that I deem relevant, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     This information set forth herein is as of the date hereof. I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do I assume any responsibility to advise you of further changes in my opinion. This opinion is limited to matters of Ohio law and United States federal law.

     This opinion is solely for your information in connection with the transaction contemplated by the Merger Agreement and is not be quoted in whole or in part or otherwise referred to in any of KeyCorp's financial statements or other public release. This letter may not be relied upon by any other person or for any other purposes whatsoever.

                                            Very truly yours,

                                            /s/  DANIEL R. STOLZER

                                            Daniel R. Stolzer
                                            Senior Vice President and
                                            Senior Managing Counsel